Exhibit 99.1

NEWS RELEASE

BIOFUEL ELECTS NEW CHAIRMAN

DENVER, March 20, 2009 — BioFuel Energy Corp. (NASDAQ: BIOF) announced today that Mark W. Wong, a Director of the Company since January 2008, had been elected Chairman of the Board.  Mr. Wong currently serves as Chief Executive Officer of Agrivida Inc., a privately held company engaged in the cellulosic ethanol business based in Boston, Massachusetts.  Mr. Wong replaces Thomas J. Edelman, who had served as BioFuel’s Chairman and Chairman of the Board since its formation.  Mr. Edelman stepped down to meet the growing requirements of another business commitment.  However, he has offered to continue to assist BioFuel’s Board and management on an unpaid basis for the foreseeable future.  Mr. Edelman’s departure, in concert with a series of other personnel changes and cost reduction initiatives, is expected to reduce the Company’s corporate overhead by roughly 20%.  Simultaneously, the Company announced that Todd Q. Swanson, a Director who had served as Third Point LLC’s representative on the Board since March 2008, had resigned.  Mr. Swanson recently left Third Point to join Barclays Capital.  He stepped down at the request of his new Firm.

Mr. Wong brings considerable experience and industry expertise to his new position on the Board.  He served as the chief executive officer of Renewable Agricultural Energy Corporation, a private ethanol production company from 2006 to 2007.  From 1999 to 2005, Mr. Wong was Chief Executive Officer of Emergent Genetics, an international seed company he had founded that was sold to Monsanto Company in 2005.  Prior to that time, Mr. Wong had founded and managed a series of agricultural and biotechnology companies including Big Stone Partners, Agracetus Corporation and Agrigenetics Corporation.  Earlier in his career, Mr. Wong had worked as an engineer for FMC Corporation and Chemical Construction Corporation.  Mr. Wong received a Bachelor of Science in Chemical Engineering from Lehigh University and a MBA from the Wharton School of Business at the University of Pennsylvania.

BioFuel’s production facilities are located in Wood River, Nebraska and Fairmont, Minnesota.  Its plants were constructed next to existing Cargill, Inc. grain elevators and adjacent to Union Pacific’s main rail lines.  At nameplate capacity, the Company’s plants are capable of producing 230 million gallons of fuel grade ethanol and up to 720,000 tons of dried distillers’ grain annually.  Both plants have run at nameplate capacity since year-end and the Company hopes to materially exceed stated capacity in the coming months.  A portion of distillers’ grain may be sold as wet distillers’ grain when market conditions permit.  BioFuel has long-term contracts with Cargill to handle corn procurement and the sale of ethanol and distillers’ grain for its plants.

This release contains certain forward-looking statements within the meaning of the Federal securities laws.  Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved.  Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

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Contact:	Kelly G. Maguire	For more information:
	Vice President - Finance and	www.bfenergy.com
Chief Financial Officer
(303) 592-8110
kmaguire@bfenergy.com